Exhibit 99.1 © 2021 Wells Fargo Bank, N.A. All rights reserved. For public use. NR-08-2021 News Release | August 10, 2021 Wells Fargo Chairman Charles H. Noski to Retire; Board of Directors Elects Steven D. Black Chairman SAN FRANCISCO — Aug. 10, 2021 — Wells Fargo & Company (NYSE: WFC) today announced that Charles H. Noski will retire as chairman and a member of Wells Fargo’s Board of Directors. Noski has stepped down as chairman, and he will remain as a director until he retires on Sept. 30, 2021, to facilitate the transition of the chairman role. Noski has served as a director since June 2019 and as chairman since March 2020. Noski previously served as chair of the board’s Audit Committee and, until today, as chair of its Governance and Nominating Committee. The board has elected Steven D. Black as chairman, effective immediately. Black has over 45 years of financial services experience with some of the largest financial institutions in the world and has served as co-CEO of Bregal Investments, a private equity firm, since September 2012. The board also appointed Wayne M. Hewett to serve as a member and as chair of the Governance and Nominating Committee. CEO Charlie Scharf said, “Chuck stepped into the chairman role at an important inflection point for the company — both in terms of our ongoing work to improve our controls and governance and in the early days of what became an unprecedented global pandemic. I have greatly appreciated the wisdom and advice Chuck has provided to me during this challenging period. On behalf of Wells Fargo, its employees and directors, I thank Chuck for his service, including his focus on advancing the board’s governance practices and related disclosures, such as on important Environmental, Social, and Governance (ESG) topics.” Black added, “Since I joined the board in 2020, Chuck has worked tirelessly to lead the board in support of the goal of making Wells Fargo the preeminent provider of financial services in the U.S. I am honored to continue the work and appreciate the support of my fellow directors in this role.” Noski commented, “It has been a privilege to serve as the chairman of Wells Fargo’s board. I thank our shareholders for their support, and my fellow directors and our talented management team for their hard work and dedication on behalf of Wells Fargo and its shareholders.” Scharf added, “We are fortunate to have Steve as our new chairman. I am looking forward to working closely with Steve and Wayne in their new leadership roles, as well as with the entire Wells Fargo board, as we continue to make progress on changes that will enable us to reach our full potential.” About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is the leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and

2 August 10, 2021 | News Release services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy. News, insights, and perspectives from Wells Fargo are also available at Wells Fargo Stories. Additional information may be found at www.wellsfargo.com | Twitter: @WellsFargo. Contact Information Media Jennifer Langan, 213-598-1490 jennifer.l.langan@wellsfargo.com (or) Investor Relations John Campbell, 415-396-0523 john.m.campbell@wellsfargo.com News Release Category: WF-LO ###